UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2009
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-11727	73-1493906

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3738 Oak Lawn Avenue, Dallas, TX	75219

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 981-0700
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On July 28, 2009, Energy Transfer Partners, L.P. (the “Partnership”) adopted the Second Amended and Restated Agreement of Limited Partnership in order to incorporate Amendments Nos. 1 through 12 to its existing partnership agreement, as well as make certain other changes necessary (i) to update certain definitions in the agreement, (ii) to remove obsolete provisions relating to the Partnership’s IPO, (iii) to provide for uncertificated common units, (iv) to convert the general partner’s obligation to make capital contributions equal to 2% of the capital contributions to the Partnership by purchasers of new common units issued by the Partnership to an option for the general partner to maintain its general partner percentage interest by making a capital contribution proportionate to its then current general partner interest which, if not exercised, would result in dilution to the general partner’s percentage interest in cash distributions related to its general partner interest, (v) to update language in the agreement with respect to changes in and/or finalization of certain Treasury Regulations, and (vi) to update various other provisions of the agreement.
A copy of the Second Amended and Restated Agreement of Limited Partnership is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description of the Exhibit

Exhibit 3.1	Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., dated July 28, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	Energy Transfer Partners GP, L.P.,
its general partner

	By:	Energy Transfer Partners, L.L.C.,
its general partner

Date: July 28, 2009	By:	/s/ Martin Salinas, Jr.

Martin Salinas, Jr.
Chief Financial Officer

Exhibit Index

Exhibit
Number	Description of the Exhibit

Exhibit 3.1	Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., dated July 28, 2009.